UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 12, 2010
MEDICAL PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in Charter)
Commission File Number 001-32559

Maryland (State or Other Jurisdiction of Incorporation)	20-0191742 (IRS. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL (Address of Principal Executive Offices)	35242 (Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
On April 12, 2010, Medical Properties Trust, Inc. (the “Company”) commenced a public offering of shares of its common stock. The preliminary prospectus, dated April 12, 2010, by which the common stock is being offered includes the following information under the heading “Recent Developments”:

On April 12, 2010, we commenced a tender offer to purchase for cash any and all of the outstanding $138 million aggregate principal amount of our operating partnership’s 6.125% exchangeable senior notes due 2011, or the 2011 notes, at a price of 103% of the principal amount of the 2011 notes to be purchased, subject to change, plus accrued and unpaid interest. The tender offer is being made pursuant to an offer to purchase, dated April 12, 2010, which more fully sets forth the terms and conditions of the tender offer. Our obligation to purchase the 2011 notes in the tender offer is conditioned upon the consummation of this offering and our receipt of the consent of lenders under our existing credit facility, in addition to other customary closing conditions. However, the completion of the tender offer is not a condition to the issuance of the common stock pursuant to this offering. Total fees and expenses (excluding tender offer consideration and accrued and unpaid interest) for the tender offer are expected to be approximately $0.9 million. We may modify the terms of the tender offer, including pricing terms, or we may extend or terminate the tender offer, subject to applicable law, which may result in our spending more or less than the amount we have assumed in this prospectus supplement that we would spend in connection with the tender offer. We cannot assure you that we will be able to consummate the tender offer on the terms described above or at all.

On April 5, 2010, we entered into a non-binding letter of intent to acquire three healthcare properties from a single seller for an aggregate purchase price of approximately $74 million. The properties were constructed in 2008 and are presently leased to an operator of inpatient rehabilitation hospitals with whom we do not currently have a relationship. The transaction is subject to the completion of satisfactory due diligence, the execution of definitive documentation and customary closing conditions. We cannot assure you that we will successfully complete these acquisitions, in whole or in part.

On March 31, 2010, we received a commitment letter and term sheet from our joint lead arrangers, J.P. Morgan Chase Bank, N.A., an affiliate of one of the joint book-running underwriters in this offering, and KeyBank National Association, an affiliate of another joint book-running underwriter in this offering, with respect to a new credit facility. The term sheet contemplates that the new credit facility will be comprised of a $150 million senior secured term loan facility and a $300 million senior secured revolving credit facility. We launched the syndication process for the new credit facility in the first quarter of 2010 and as of April 12, we have received written commitments totaling $230 million from five lenders. The syndication efforts are expected to continue through the second quarter of 2010. The new credit facility is subject to lender due diligence, definitive documentation and closing requirements which include consummation of both this offering and the tender offer for our 2011 notes described above. We cannot assure you that we will be able to successfully establish this facility on the terms described above or at all. Total fees and expenses related to the new credit facility are expected to be approximately $8.1 million. If we cannot successfully close this facility, we expect to exercise our option to extend our existing credit facility, which has an initial maturity date of November 8, 2010, for one year.

During the first quarter of 2010, we sold 0.9 million shares of our common stock under our at the market equity offering program, which we established in November 2009, at the average price of $10.77 per share, for total proceeds of approximately $9.7 million to us before commissions.

Affiliates of Prime Healthcare Services, Inc., or Prime, operate 12 of our healthcare facilities, including Centinela Hospital, a 369-bed acute care medical center located in Inglewood, California. Prime is currently seeking to syndicate a new credit facility for its own corporate finance needs. We have had preliminary discussions with Prime regarding Prime’s interest in acquiring from us Centinela Hospital and in repaying to us approximately $40 million in outstanding loans that we have made to it and its affiliates, if Prime is able to successfully complete the syndication of its facility. The sale and repayment would represent an aggregate transaction value of approximately $115 million. Our net book value of these assets at February 28, 2010 is approximately $109 million. At the present time, we do not know whether Prime will successfully complete the syndication of its proposed credit facility and, if so, whether the transactions contemplated between us will be consummated in whole or in part. We have not currently identified reinvestment opportunities for any of the sale proceeds or loan repayments we might receive from Prime.

Since approximately January 2007, we have made loans to the operator of our Monroe Hospital to partially fund the costs of operations. We have also accrued rent and interest on the loan, including $7.2 million in 2009. The operator has not made certain lease and loan payments required by the terms of the agreements and the loan is therefore considered impaired. As of December 31, 2009, we had accrued $12.6 million in interest, rent, and other receivables and had loaned the operator approximately $27.0 million, which includes $2.2 million of working capital advances we made in the third and fourth quarters of 2009. These receivables are collateralized by $3.8 million in cash that we possess, a first lien security interest in patient accounts receivable, and 100% of the equity of the operator. We continue to consider alternatives for our investment in Monroe Hospital, some of which may result in the further impairment of our loan should we elect to pursue them. It is possible that we will not be able to recover our full investment and that a future impact on earnings of between $0 and $15 million may be required. If we elect to terminate the existing lease, we would be required to separately write off accrued straight-line rent which at December 31, 2009 was approximately $2.5 million.

On February 18, 2010, our board of directors declared a dividend on our common stock in the amount of $0.20 per share, payable on April 14, 2010 to stockholders of record on March 18, 2010.
This disclosure is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. An offering, if any, will be made solely by means of a preliminary prospectus supplement and an accompanying prospectus. In addition, the tender offer will be made only pursuant to an Offer to Purchase, Letter of Transmittal, and related materials that the Company intends to distribute to holders of the outstanding 6.125% exchangeable senior notes due 2011 of the Company’s operating partnership, MPT Operating Partnership, L.P., and file with the SEC.
The information in this Item 7.01 is furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, regardless of any general language in such filings.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: April 12, 2010

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